Exhibit 99.1

NEWS RELEASE — For Immediate Release
Visteon announces fourth quarter and full-year 2007 results
Highlights
•	Operating results and cash flow exceed guidance

•	Year-end cash balance of $1.76 billion; $1.2 billion located in the U.S.

•	Restructuring remains on track; seven facilities addressed in 2007

•	New business wins of nearly $1 billion for second consecutive year
VAN BUREN TOWNSHIP, Mich., Feb. 14, 2008 — Visteon Corporation (NYSE:VC) today announced fourth quarter and full-year 2007 results. For fourth quarter 2007, Visteon reported a net loss of $43 million, or $0.33 per share, on sales from continuing operations of $2.9 billion. The fourth quarter net loss includes $30 million of non-cash asset impairments and $32 million of restructuring expenses that were not eligible for reimbursement from the escrow account. For fourth quarter 2006, Visteon reported a net loss of $39 million on sales from continuing operations of $2.8 billion. EBIT-R, as defined below, for fourth quarter 2007 was $15 million, an improvement of $52 million over the same period of 2006.
The company generated $331 million of cash from operating activities during fourth quarter 2007, an increase of $92 million or 38 percent compared to fourth quarter 2006. Free cash flow, as defined below, was $187 million for fourth quarter 2007, an increase of $56 million over fourth quarter 2006.
“For the fourth quarter and full year 2007, Visteon delivered on the financial guidance we provided,” said Michael F. Johnston, chairman and chief executive officer. “We continue to progress with our restructuring activities as planned, and have now completed 18 of the 30 items that are part of our three-year plan. By implementing our restructuring and continuing to improve our operations and global capabilities, we are positioning Visteon for long-term success.”
Restructuring and Business Improvements
During the fourth quarter 2007, Visteon completed the closure of its climate facility in Connersville, Ind., and notified workers at its interiors facility in Bellignat, France, of its intention to exit the facility during the first quarter 2008. The company plans to address eight facilities during 2008, including closing its Bellignat, France, and Bedford, Ind., facilities and selling its non-core chassis facility located in Swansea, Wales – the completion of which is subject to the negotiation and execution of definitive agreements and customary approvals. Additionally, during January 2008, the company announced plans to close the Concordia, Mo., fuel tank assembly plant, with closure expected to be completed during the third quarter 2008. Upon completion of these items, 22 of the 30 facility

Contact(s):
Media Inquiries	Investor Inquiries	Visteon Corporation
Jim Fisher	Derek Fiebig	One Village Center Drive
734-710-5557	734-710-5800	Van Buren Twp., Mich., 48111
jfishe89@visteon.com	dfiebig@visteon.com

restructuring actions included in the company’s three-year improvement plan will have been addressed.
On Feb. 1, 2008, Visteon announced the sale of its non-core North American-based aftermarket underhood and remanufacturing operations, including a manufacturing plant in Sparta, Tenn. and two facilities in Reynosa, Mexico. The Sparta facility manufactures starters and alternators for aftermarket customers and the two Reynosa facilities manufacture aftermarket climate products including radiators, compressors and condensers, and also remanufacture steering pumps and gears. These facilities had revenues totaling about $130 million in 2007.
New Business Wins
Visteon continues to win new business from a diverse group of customers across each of its core product lines. For the full year 2007, the company had wins of nearly $1 billion; about 25 percent of these wins were in Asia and the balance in North America and Europe. In addition, the company’s non-consolidated affiliates won approximately $370 million of business, primarily in Asia.
“Winning nearly $1 billion for the second consecutive year demonstrates that our customers recognize the strength of Visteon’s product capability and our global engineering and manufacturing footprints,” said Donald J. Stebbins, president and chief operating officer.
Fourth Quarter 2007 Results
Fourth quarter 2007 sales from continuing operations were $2.9 billion, a slight increase over the $2.8 billion recorded in the fourth quarter 2006. Fourth quarter 2007 product sales of $2.7 billion included $168 million of favorable foreign currency, which offset the impact of facility closures and divestitures. Product sales to Ford Motor Co. declined 10 percent, or $108 million, to $960 million, reflecting lower North American production volumes, divestitures, sourcing actions and product mix. Product sales to other customers increased 10 percent, or $154 million, to $1.76 billion and represented 65 percent of total product sales.
The fourth quarter 2007 net loss of $43 million, or $0.33 per share, compares to a fourth quarter 2006 net loss of $39 million, or $0.30 per share. Fourth quarter 2007 results include $30 million of non-cash asset impairments and $32 million of restructuring expenses that were not reimbursed from the escrow account, as the company is now in the 50 percent reimbursement phase of the Escrow Agreement.
EBIT-R of $15 million for the fourth quarter 2007 was an improvement of $52 million over the negative $37 million EBIT-R reported in fourth quarter 2006. These improvements were driven by favorable cost performance resulting from the company’s ongoing restructuring and cost-reduction efforts.
Cash provided by operating activities totaled $331 million for fourth quarter 2007, increasing $92 million from $239 million a year ago. Capital expenditures for fourth quarter 2007 were $144 million compared with $108 million for fourth quarter 2006. Free cash flow was $187 million for fourth quarter 2007 compared with $131 million for the same period in 2006.
Full Year 2007 Results
Sales from continuing operations were $11.3 billion for both full-year 2007 and 2006. Product sales for the full year 2007 were $10.7 billion, including favorable foreign currency of approximately $570

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million, which offset the impact of facility closures and divestitures. During 2007, product sales to customers other than Ford increased 11 percent, or $674 million, to $6.6 billion and represented 61 percent of total product sales. Product sales to Ford in 2007 declined 14 percent, or $659 million, to $4.1 billion, reflecting lower North American production volumes, divestitures, sourcing actions and product mix.
Visteon reported a net loss of $372 million, or $2.87 per share, for the full year 2007. The net loss for 2007 includes $107 million of non-cash asset impairments and $32 million of restructuring expenses that were not reimbursed from the escrow account. For full year 2006, the company recorded a net loss of $163 million, or $1.27 per share, which included $22 million of non-cash asset impairments. EBIT-R was negative $49 million for full year 2007 compared with positive $27 million in the same period of 2006. Lower 2007 EBIT-R primarily reflects lower customer volumes and unfavorable product mix, principally in North America, and the non-recurrence of certain 2006 benefits including relief of employee retirement benefit obligations and favorable commercial agreements, partially offset by improved cost performance.
For full year 2007, cash provided from operations totaled $293 million, compared with $281 million for full year 2006. Capital expenditures for full year 2007 were $376 million, resulting in free cash flow of negative $83 million compared with free cash flow for full year 2006 of negative $92 million.
Cash and Liquidity
As of Dec. 31, 2007, Visteon had cash balances totaling $1.76 billion, of which approximately $1.2 billion was located in the U.S. Total company debt was $2.84 billion as of Dec. 31, 2007. Additionally, no amounts were drawn on the company’s $350 million asset-based U.S. revolving credit facility, and the company had availability of about $150 million under its $325 million European receivables securitization facility.
Full Year 2008 Outlook
Visteon expects EBIT-R for full year 2008 to be in the range of negative $25 million to positive
$25 million on product sales of about $9.7 billion. Free cash flow is projected to be in the range of negative $350 million to negative $250 million.
“The progress Visteon is making, combined with what we will execute in 2008, lays the foundation for Visteon to be free cash flow positive in 2009,” Johnston said. “With almost $1.8 billion of cash as of year-end 2007 and additional available liquidity, Visteon has flexibility to execute its plans.”
Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has facilities in 26 countries and employs approximately 41,500 people.

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Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including general economic conditions, changes in interest rates and fuel prices; the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s vehicle production volumes; work stoppages at our customers; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our existing credit agreements and indentures; the financial distress of our suppliers, or other significant suppliers to our customers, and possible disruptions in the supply of commodities to us or our customers due to financial distress or work stoppages; our ability to timely implement, and realize the anticipated benefits of restructuring and other cost-reduction initiatives, including our multi-year improvement plan, and our successful execution of internal performance plans and other productivity efforts; the timing and expenses related to restructurings, employee reductions, acquisitions or dispositions; increases in raw material and energy costs and our ability to offset or recover these costs; the effects of reorganization and/or restructuring plans announced by our customers; the effect of pension and other post-employment benefit obligations; increases in our warranty, product liability and recall costs; the outcome of legal or regulatory proceedings to which we are or may become a party; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2006). We assume no obligation to update these forward-looking statements. The financial results presented herein are preliminary and unaudited; audited financial results will be included in the company’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2007.
Use of Non-GAAP Financial Information
This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for full-year 2008 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.
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Visteon news releases, photographs and product specification details are available at www.visteon.com

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VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three-Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006
Net sales
Products	$2,720	$2,674	$10,721	$10,706
Services	138	131	545	547

	2,858	2,805	11,266	11,253

Cost of sales
Products	2,519	2,535	10,154	9,958
Services	137	130	539	542

	2,656	2,665	10,693	10,500

Gross margin	202	140	573	753

Selling, general and administrative expenses	191	176	636	713
Restructuring expenses	63	58	152	93
Reimbursement from Escrow Account	33	69	142	104
Asset impairments	30	—	95	22

Operating (loss) income	(49)	(25)	(168)	29

Interest expense, net	41	34	164	159
Equity in net income of non-consolidated affiliates	13	6	47	33
Debt extinguishment gain	—	—	—	8

Loss from continuing operations before income taxes, minority interests, change in accounting and extraordinary item	(77)	(53)	(285)	(89)
(Benefit from) provision for income taxes	(45)	(32)	20	25
Minority interests in consolidated subsidiaries	11	9	43	31

Net loss from continuing operations before change in accounting and extraordinary item	(43)	(30)	(348)	(145)
Loss from discontinued operations, net of tax	—	9	24	22

Net loss before change in accounting and extraordinary item	(43)	(39)	(372)	(167)
Cumulative effect of change in accounting, net of tax	—	—	—	(4)

Net loss before extraordinary item	(43)	(39)	(372)	(171)
Extraordinary item, net of tax	—	—	—	8

Net loss	$(43)	$(39)	$(372)	$(163)

Per share data:
Basic and diluted loss per share from continuing operations before change in accounting and extraordinary item	$(0.33)	$(0.23)	$(2.69)	$(1.13)
Loss from discontinued operations, net of tax	—	(0.07)	(0.18)	(0.17)

Basic and diluted loss per share before change in accounting and extraordinary item	(0.33)	(0.30)	(2.87)	(1.30)
Cumulative effect of change in accounting, net of tax	—	—	—	(0.03)

Basic and diluted loss per share before extraordinary item	(0.33)	(0.30)	(2.87)	(1.33)
Extraordinary item, net of tax	—	—	—	0.06

Basic and diluted loss per share	$(0.33)	$(0.30)	$(2.87)	$(1.27)

Average shares outstanding (millions)
Basic	129.7	128.6	129.4	127.9
Diluted	129.7	128.6	129.4	127.9

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	(Unaudited)
	December 31	December 31
	2007	2006
ASSETS
Cash and equivalents	$1,758	$1,057
Accounts receivable, net	1,150	1,233
Interests in accounts receivable transferred	434	482
Inventories, net	495	520
Other current assets	235	273

Total current assets	4,072	3,565

Property and equipment, net	2,793	3,034
Equity in net assets of non-consolidated affiliates	218	224
Other non-current assets	122	115

Total assets	$7,205	$6,938

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Short-term debt, including current portion of long-term debt	$95	$100
Accounts payable	1,766	1,825
Accrued employee liabilities	316	323
Other current liabilities	351	320

Total current liabilities	2,528	2,568

Long-term debt	2,745	2,128
Postretirement benefits other than pensions	624	747
Employee benefits, including pensions	530	924
Deferred income taxes	147	170
Other non-current liabilities	428	318
Minority interests in consolidated subsidiaries	293	271

Shareholders’ deficit
Preferred stock (par value $1.00, 50 million shares authorized, none outstanding)	—	—
Common stock (par value $1.00, 500 million shares authorized, 131 million shares issued, 130 million and 129 million shares outstanding, respectively)	131	131
Stock warrants	127	127
Additional paid-in capital	3,406	3,398
Accumulated deficit	(4,016)	(3,606)
Accumulated other comprehensive income (loss)	275	(216)
Other	(13)	(22)

Total shareholders’ deficit	(90)	(188)

Total liabilities and shareholders’ deficit	$7,205	$6,938

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	Three-Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006
Operating Activities

Net loss	$(43)	$(39)	$(372)	$(163)

Adjustments to reconcile net loss to net cash provided from operating activities:
Depreciation and amortization	126	115	472	430
Non-cash postretirement benefits	(44)	—	(29)	(72)
Non-cash tax items	(37)	(48)	(91)	(68)
Asset impairments	30	—	107	22
Equity in net income of non-consolidated affiliates, net of dividends remitted	19	(5)	20	(9)
Other non-cash items	—	3	(6)	(10)
Change in receivables sold	(1)	21	(68)	33
Changes in assets and liabilities:
Accounts receivable and retained interests	197	99	284	89
Inventories	45	44	6	55
Escrow receivable	2	(46)	33	(28)
Accounts payable	(24)	99	(123)	(104)
Income taxes deferred and payable, net	(32)	(12)	20	(4)
Other	93	8	40	110

Net cash provided from operating activities	331	239	293	281

Investing Activities

Capital expenditures	(144)	(108)	(376)	(373)
Proceeds from divestitures and asset sales	48	24	207	42
Other	(2)	—	(8)	(6)

Net cash used by investing activities	(98)	(84)	(177)	(337)

Financing Activities

Short-term debt, net	3	(36)	33	(400)
Proceeds from debt, net of issuance costs	140	196	637	1,378
Principal payments on debt	(30)	(12)	(88)	(624)
Repurchase of unsecured debt securities	—	—	—	(141)
Other, including book overdrafts	(18)	6	(35)	1

Net cash provided from financing activities	95	154	547	214
Effect of exchange rate changes on cash	8	8	38	34

Net increase in cash and equivalents	336	317	701	192

Cash and equivalents at beginning of period	1,422	740	1,057	865

Cash and equivalents at end of period	$1,758	$1,057	$1,758	$1,057

VISTEON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Millions)
(Unaudited)
In this press release the Company has provided information regarding non-GAAP financial measures of “EBIT-R” and “free cash flow.” Such non-GAAP financial measures are reconciled to their closest US GAAP financial measure below.
EBIT-R: EBIT-R represents net loss before net interest expense, provision for income taxes and extraordinary item and excludes impairment of long-lived assets and net unreimbursed restructuring charges. Related amounts included in loss from discontinued operations are reflected in the totals below. Management believes EBIT-R is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s operating activities.

	Three-Months Ended		Year Ended		FY 2008
	December 31		December 31		Estimate
	2007	2006	2007	2006
Net loss	$(43)	$(39)	$(372)	$(163)	$(370) - (320)
Interest expense, net	41	34	164	151	180
(Benefit from) provision for income taxes	(45)	(32)	20	25	105
Asset impairments	30	—	107	22	—
Extraordinary item, net of tax	—	—	—	(8)	—
Restructuring and other reimbursable costs	65	71	186	106	120
Reimbursement from Escrow Account	(33)	(71)	(154)	(106)	(60)

EBIT-R	$15	$(37)	$(49)	$27	$(25) - 25

EBIT-R is not a recognized term under US GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBIT-R may not be comparable to other similarly titled measures of other companies. Additionally, EBIT-R is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.
Free Cash Flow: Free cash flow represents cash flow from operating activities less capital expenditures. Management believes that free cash flow is useful in analyzing the Company’s ability to service and repay its debt and it uses the measure for planning and forecasting future periods, as well as in compensation decisions.

	Three-Months Ended		Year Ended		2008
	December 31		December 31		Estimate*
	2007	2006	2007	2006
Cash provided from operating activities	$331	$239	$293	$281	$(40) – 60
Capital expenditures	(144)	(108)	(376)	(373)	(310)

Free cash flow	$187	$131	$(83)	$(92)	$(350) - (250)

Free cash flow is not a recognized term under US GAAP and does not reflect cash used to service debt and does not reflect funds available for investment or other discretionary uses.

*Estimate of free cash flows for 2008 assumes constant levels of receivables securitization.